U.S. Silica Holdings, Inc.
Amended and Restated 2011 Incentive Compensation Plan
Amendment No. 1
November 3, 2016
Section 14.4 of the Plan shall be amended in its entirety to read as follows:
“14.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned; provided, however, that the number of shares of Common Stock otherwise deliverable to any Participant may be further reduced in an amount up to the maximum individual tax rate in such particular Participant’s jurisdiction, and only if the Company has a statutory obligation to withhold taxes on such Participant’s behalf, in such case only if such reduction would not result in adverse financial accounting treatment, as determined by the Company (and in particular in connection with the effectiveness of the amendments to FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended by FASB Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting). Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.”

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